Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of Viggle, Inc. (Form S-8 No. 333-182978) of our report dated December 6, 2013, relating to the financial statements of Wetpaint.com, Inc. as of December 31, 2012 and 2011, and for the years then ended, appearing in this Current Report on Form 8-K/A of Viggle, Inc.

/s/ Moss Adams LLP

Seattle, Washington
January 8, 2014